Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No 2. to Form S-3 (No. 333-288779) (the “Registration Statement”) to be filed on or about April 29, 2026 of our report dated July 2, 2025, with respect to the consolidated financial statements of LiveOne, Inc. (the “Company”) as of and for the year ended March 31, 2025. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Macias Gini & O’Connell, LLP

Los Angeles, California

April 29, 2026